Exhibit 10.1

NORDX/CDT AND RiT TECHNOLOGIES TO FORM STRATEGIC ALLIANCE

Companies to Market IntelliMAC Plus, Intelligent Physical Layer Management Solution (IPLMS)

Pointe-Claire, QC, Canada and Tel-Aviv, Israel  – January 29, 2004 — NORDX/CDT, a wholly owned subsidiary of Cable Design Technologies Corporation - CDT (NYSE: CDT) and RiT Technologies Ltd. (NASDAQ: RITT), the pioneer of Intelligent Physical Layer Management Solutions (IPLMS), announced today that they are entering into a strategic partnership. Under the terms of this partnership, NORDX/CDT will market, sell and distribute passive hardware, including patch panels and patch cords, and RiT will provide the active equipment and software required for comprehensive Intelligent Physical Layer Management Solutions (IPLMS).

“More than ever, companies are relying on their networks for both mission-critical applications and for life-saving applications such as E911. Real-time monitoring of the structured cabling system has become a necessity,” states Marc Laporte, Vice-President of Sales and Marketing for NORDX/CDT. “We understand the need for our customers to have a robust, reliable solution that is easy and cost-effective to manage. As a result of this partnership, NORDX/CDT and  RiT Technologies can offer customers the best possible solution: IntelliMAC Plus.”

“We are proud that NORDX/CDT has chosen us to supply this solution,” added Liam Galin, President and CEO of RiT. “Intelligent physical layer management solutions are becoming more and more mainstream in the IT world and we are happy that NORDX/CDT, a leader in the development of structured cabling solutions, has recognized the value of our technology and our experience in this field. Together, we will deliver a top quality solution to those organizations that depend on their networks to determine their business success.”

IntelliMAC Plus offers organizations of all sizes 100% accurate real-time network connectivity information. The solution is based on RiT’s PatchView™ technology and offers key benefits for mission-critical enterprises. It reduces the total cost of network ownership by enabling IT departments to extract the maximum benefits within tight operating budgets. The system achieves this cost reduction by improving response times to problems of unplanned downtime, redundant ports, inaccurate documentation, and inefficient maintenance. Beyond cost reduction, the solution addresses security issues by its ability to pinpoint the precise physical location of network devices and the web-based application makes it easy to manage remote sites from a central location.

About NORDX/CDT

With over 100 years of experience, NORDX/CDT is a leading manufacturer of structured cabling solutions. Its product line consists of complete data and voice wiring solutions, telecommunications distribution cables, optical fiber solutions and other components used to build high-performance telecommunications infrastructures. NORDX/CDT operates as a wholly owned subsidiary of CDT.

Cable Design Technologies is a leading designer and manufacturer of high bandwidth network products, fiber optic cable, interconnecting hardware, and communications cable products used in wireless, central office and local loop applications.  CDT also manufactures electronic data and signal transmission products that are used in automation and process control applications.

For information on NORDX/CDT, visit the company’s web site at www.nordx.com.

RiT TECHNOLOGIES REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

•Strongest Quarter of the Year

•Sequential Revenue Increase and Substantial Bottom Line Improvement •Growing Interest and Momentum in Both Enterprise and Carrier Sides of Business

Tel Aviv, Israel – February 3, 2004 – RiT Technologies (NASDAQ: RITT), the pioneer of intelligent physical layer network management, today reported financial results for the fourth quarter and full year ended December 31, 2003.

Revenues for the fourth quarter of 2003 were $4,186,000, an increase of 18% compared to $3,547,000 for the third quarter of 2003. Revenues for the fourth quarter of 2002 were $4,377,000. Net loss for the period was ($1,347,000), or ($0.15) per share, compared to ($3,707,000), or ($0.42) per share for the third quarter of 2003, and ($1,828,000), or ($0.21) per share, for the fourth quarter of 2002.

Revenues for the year ended December 31, 2003 were $15,189,000, compared to $18,424,000 for 2002. Net loss for the period, including a $1.9 million inventory write-off taken in the third quarter, was ($6,817,000), or ($0.77) per share. Net loss for 2002, which included a $1.5 million inventory write-off, was ($6,910,000), or ($0.78) per share.

Commenting on the results, Liam Galin, President and CEO, said, “The fourth quarter of 2003, the strongest of the year, showed sequential revenue increase and substantial bottom line improvement. Sales of our leading Enterprise solutions continue to account for the lion’s share of our revenues, including the steady contribution of OEM sales. The return to our normal seasonal pattern of stronger fourth quarter revenues is an encouraging indicator. At the same time, we are seeing growing interest and momentum in both the Enterprise and Carrier sides of our business.

“We are proud to have recently formed a strategic alliance with NORDX/CDT, one of the world’s leading developers of structured cabling solutions. NORDX has become a strong proponent of the IPLMS (Intelligent Physical Layer Management System) concept, and recognizes our PatchView™ as the best solution available. We are planning joint sales and marketing activities with the goal of selling our IPLMS systems to clients on four continents, an initiative with the potential to significantly increase our Enterprise sales.”

Mr. Galin continued, “The fourth quarter has been an active period in terms of new product releases. At the BICSI Winter Conference, one of the cabling industry’s major trade shows, we launched PVMax™, a powerful new PatchView™ platform, together with a new version of PatchView for the Enterprise™ (PV4E) software. The combined offering provides improved ease of use, implementation and maintenance benefits, together with a dramatically improved ROI that enhances its value proposition for our customers.

“Overall, we feel that we are well positioned as we move into 2004, and are making every effort to translate the growing interest in both our product lines into increased revenues and an improved bottom line.”

The Company will host a conference call to discuss the results on Tuesday, February 3rd, at 10:00 A.M. Eastern Time/ 17:00 Israel time.  To participate, please call 1-800-322-0079 (toll-free) from the US, or +1-973-935-2407 from international locations. The ID Code of the call is RIT.

For those unable to participate, the teleconference will be available for replay for 14 days by calling 1-877-519-4471 (U.S.) / 1-973-341-3080 (International), beginning 12 o'clock noon (EST) the day of the call.

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer management solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help customers capitalize on network investments and reduce cost of ownership.

RiT's Enterprise Solutions include PatchView™ for full web-based management, planning and troubleshooting of network physical layer connectivity, and SMART Cabling™ System components for single-source, end-to-end structured cabling solutions.

PairView™ and PairQ™ Carrier Solutions help telcos capitalize on outside plant investments by giving them reliable, mass-verified and qualified infrastructure and connectivity databases.

With a global sales network spanning 60 countries, RiT's key customers include major financial institutions, corporations and global telecommunications companies such as: Deutsche Telekom, Alcatel, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

RiT is a member of the RAD group, a world leader in communications solutions.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission.

 This press release is available at http://www.rittech.com/ and http://www.portfoliopr.com/

RiT TECHNOLOGIES LTD.
STATEMENTS OF OPERATIONS (U.S GAAP)
(U.S dollars in thousands, except per share data)

	For the three months ended Dec. 31,		For the twelve months ended Dec. 31,
	2003	2002	2003	2002
	(Unaudited)		(Audited)

Sales	4,186	4,377	15,189	18,424
Cost of sales	2,627	2,566	10,782	11,080
Gross profit	1,559	1,811	4,407	7,344

Operating cost and expenses:
Research and development:
Research and development, gross	1,060	1,101	3,978	4,177
Less - royalty-bearing participation	-	44	116	264
Research and development, net	1,060	1,057	3,862	3,913

Sales and marketing	1,452	1,948	5,857	7,846

General and administrative	430	628	1,587	2,591

Total operating expenses	2,942	3,633	11,306	14,350
Operating loss	(1,383)	(1,822)	(6,899)	(7,006)
Financial income (expenses), net	36	(6)	82	96

Loss for the period	(1,347)	(1,828)	(6,817)	(6,910)

Basic and diluted loss per share	(0.15)	(0.21)	(0.77)	(0.78)

Basic and diluted weighted average number of shares
	8,910,352	8,910,352	8,910,352	8,910,352

RiT TECHNOLOGIES LTD. CONSOLIDATED BALANCE SHEET (U.S GAAP) (U.S dollars in thousands)

	Dec. 31, 2003	Dec. 31, 2002
	(Audited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	2,714	6,163
Marketable securities	560	570

Trade receivables, net	3,369	3,632
Other current assets	767	684
Inventories	4,760	6,920
Total Current Assets	12,170	17,969

Property and Equipment
Cost	3,209	3,181
Less - accumulated depreciation	2,858	2,610
	351	571
Assets held for severance benefits	1,435	1,182
Total Assets	13,956	19,722

Liabilities and Shareholders' Equity
Current Liabilities

Trade payables	3,225	2,143
Other payables and accrued expenses	2,153	2,445
Total Current Liabilities	5,378	4,588

Long-term Liabilities
Liability for employees severance benefits	1,970	1,700
Total Liabilities	7,348	6,288

Shareholders' Equity
Share capital	260	260
Additional paid-in capital	23,928	23,928
Accumulated other comprehensive income	15	24
Notes receivable from employees	(27)	(27)
Accumulated deficit	(17,568)	(10,751)
Total Shareholders' Equity	6,608	13,434
Total Liabilities and Shareholders' Equity	13,956	19,722